Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AND NONCOMPETITION AGREEMENT (“Agreement”) is made as of the 31st day of December, 2021 (the “Execution Date”), to be effective January 18, 2022 (the “Effective Date”), between Marc Holliday (“Executive”) and SL Green Realty Corp., a Maryland corporation with its principal place of business at One Vanderbilt Avenue, New York, New York 10017 (the “Employer”), and, as of the Effective Date, amends in its entirety and completely restates that certain amended and restated employment agreement between Executive and the Employer dated as of April 30, 2018, (the “Prior Agreement”).

1.    Term. The term of this Agreement shall commence on January 18, 2022 and, unless earlier terminated as provided in Section 6 below, shall terminate on January 17, 2025 (the “Current Term”); provided, however, that Sections 4 and 8 (and any enforcement or other procedural provisions hereof affecting Sections 4 and 8) hereof shall survive the termination of this Agreement as provided therein. The Current Term shall automatically be extended for successive one-year periods (each, a “Renewal Term”), unless either party gives the other party written notice of non-renewal at least 120 days prior to the expiration of the Current Term or then current Renewal Term, as applicable. In addition, in the event that a Change in Control occurs within 18 months prior to the scheduled expiration of the Current Term, Executive may elect, by written notice to the Employer within 30 days after the Change in Control, to extend the expiration of the Current Term until the date that is 18 months after such Change in Control. The period of Executive’s employment hereunder consisting of the Current Term and all Renewal Terms, if any, is herein referred to as the “Employment Period.”

2.    Employment and Duties.

(a)  Duties. During the Employment Period, Executive shall be employed in the business of the Employer and its affiliates. Executive shall serve the Employer as a senior corporate executive of the Employer and shall have the title of Chairman and Chief Executive Officer (“CEO”) of the Employer and, for so long as so elected, shall serve as the Chairman of the Board of Directors of the Employer (the “Board”). Executive shall also serve as Chairman and CEO (or the closest equivalent positions if not called Chairman or CEO) of all subsidiaries of the Employer that he so requests. The Employer shall cause Executive to be nominated for reelection to the Board at the expiration of each then current term ending during the Employment Period and use commercially reasonable efforts to cause his reelection. Executive, as Chairman and CEO, shall be principally responsible for all decision-making with respect to the Employer and its subsidiaries (including with respect to the hiring and dismissal of all executives and deciding which such executives shall report solely and directly to him), subject to supervision by the Board and its committees. It is understood and agreed that, notwithstanding the foregoing, the Board and its committees will have the right to request information from, ask questions of, have access to and otherwise interact in all respects with senior executives other than Executive in connection with the Board’s and its committees’ performance of their duties. Executive shall report solely and directly to the Board. Executive’s duties and authority shall be commensurate with his position as Chairman and CEO of the Employer as a publicly traded company.

(b)  Best Efforts. Executive agrees to his employment as described in this Section 2 and agrees to devote substantially all of his business time and efforts to the performance of his duties under this Agreement, excepting vacation time, holidays, sick days and periods of disability, and except as otherwise approved by the Board or Compensation Committee of the Board (the “Compensation Committee”); provided, however, that nothing herein shall be interpreted to preclude Executive, so long as there is no material interference with his duties hereunder, from (i) participating as an officer or director of, or advisor to, any charitable, non-profit, educational or other tax-exempt organizations or otherwise engaging in charitable, fraternal or trade group activities; (ii) investing and managing his assets as an investor in other entities or business ventures; provided that such investment and management does not violate Section 8 hereof; (iii) serving as a member of the board of directors of The New York Racing Association (NYRA); or (iv) serving as a member of the board of directors of a for-profit corporation with the approval of the Board.

(c)  Travel. In performing his duties hereunder, Executive shall be available for all reasonable travel as the needs of the Employer’s business may require. Executive shall be based in New York City or Westchester County.

3.    Compensation and Benefits. In consideration of Executive’s services hereunder, the Employer shall compensate Executive as provided in this Agreement.

(a)  Base Salary. The Employer shall pay Executive an aggregate minimum annual salary at the rate of $1,250,000 per annum during the Employment Period (“Base Salary”). Base Salary shall be payable bi-weekly in accordance with the Employer’s normal business practices and shall be reviewed by the Board or Compensation Committee at least annually (and, for the avoidance of doubt, any increased Base Salary shall constitute “Base Salary” for all purposes hereof). In no event shall Executive’s Base Salary in effect at a particular time be reduced without his prior written consent.

(b)  Formulaic Annual Cash Bonus. With respect to fiscal year 2022 and thereafter during the Employment Period, Executive shall participate in a formulaic annual cash bonus program allowing Executive to earn an amount up to three hundred percent (300%) of Executive’s Base Salary for such fiscal year based on the achievement of specific goals established in advance by the Compensation Committee in its discretion. Executive will have the right to consult with the Compensation Committee in connection with the establishment of such annual goals, and goals will be established by the Compensation Committee at performance levels ranging from threshold performance (entitling Executive to earn 50% of Executive’s Base Salary) to maximum performance (entitling Executive to earn 300% of Executive’s Base Salary). Executive will be entitled to receive such annual cash bonuses, if any, as are earned pursuant to such program (“Formulaic Annual Cash Bonuses”) in accordance with the terms thereof. Executive will be entitled to elect, on or before the last day of each fiscal year, to receive LTIP units (“LTIP Units”) in SL Green Operating Partnership, L.P. (the “Partnership”) in lieu of cash with respect to Formulaic Annual Cash Bonuses to be earned for the fiscal year following such election, provided that Executive may not sell, assign, transfer, or otherwise encumber or dispose of such LTIP units until the earlier of (i) the date that is three years after such LTIP Units are granted, (ii) the termination of Executive’s employment or (iii) a Change-in-Control.

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(c)  Annual Time-Based Equity Awards. During the Employment Period, beginning in January 2022, Executive will be eligible to receive an annual grant of LTIP Units subject to time-based vesting conditions, with one-third of each such grant to vest on January 1st of each of the first three years following such grant, if and as employment continues through such dates. The amount of the annual grant each year will be determined by the Compensation Committee based on its evaluation of Executive’s performance during the prior year; provided that the value of the LTIP Units to be granted for achievement of target performance during the prior year will not be less than $4,500,000 (the “Time-Based Target Amount”) (with each LTIP Unit valued using the average closing price of the common stock of the Employer for the ten consecutive trading days ending on the last trading day of the prior year). Annual grants of LTIP Units will be made in January of each year during the Employment Period beginning in January 2022 and will have terms consistent with the foregoing and the terms set forth on Exhibit A hereto, and will be evidenced by award agreements that are substantially consistent with the award agreements evidencing annual grants of LTIP Units subject to time-based vesting conditions made under the Prior Agreement.

(d)  Annual Performance-Based Equity Awards. During the Employment Period, beginning in January 2022, Executive shall receive an annual grant of LTIP Units subject to performance-based vesting conditions (the “Annual Performance-Based Awards”) with a target value of $7,500,000 (i.e., the value of the number of LTIP Units that would be earned upon the achievement of the target performance goals, with each LTIP Unit valued using the average closing price of the common stock of the Employer for the ten consecutive trading days ending on the last trading day of the prior year) (the “Performance-Based Target Amount”). The Annual Performance-Based Awards will include threshold performance-based vesting hurdles pursuant to which 50% of the target number of LTIP Units may be earned and maximum performance-based vesting hurdles pursuant to which 225% of the target number of LTIP Units may be earned, with linear interpolation for earning between levels). Grants of the Annual Performance-Based Awards will be made in January of each year during the Employment Period beginning in January 2022 and will have performance-based vesting hurdles and other terms determined by the Compensation Committee consistent with the foregoing and the terms set forth on Exhibit B hereto, and will be evidenced by award agreements that are substantially consistent with the award agreements evidencing annual grants of LTIP Units subject to performance-based vesting conditions made under the Prior Agreement.

(e)  Expenses. Executive shall be reimbursed for all reasonable business related expenses incurred by Executive at the request of or on behalf of the Employer, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Employer. Any expenses incurred during the Employment Period but not reimbursed by the Employer by the end of the Employment Period, shall remain the obligation of the Employer to so reimburse Executive.

(f)   Health and Welfare Benefit Plans. During the Employment Period, Executive and Executive’s immediate family shall be entitled to participate in such health and welfare benefit plans as the Employer shall maintain from time to time for the benefit of senior executive officers of the Employer and their families, on the terms and subject to the conditions set forth in such plan. Nothing in this Section shall limit the Employer’s right to change or modify or terminate any benefit plan or program as it sees fit from time to time in the normal course of business so long as it does so for all senior executives of the Employer.

(g)  Vacations. Executive shall be entitled to paid vacations in accordance with the then regular procedures of the Employer governing senior executive officers.

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(h)    Certain Other Benefits. During the Employment Period, the Employer shall provide to Executive such other benefits, as generally made available to other senior executives of the Employer. In addition, the Employer shall (i) continue the existing arrangements concerning Executive’s car service usage consistent with practices in effect immediately prior to the Execution Date, and (ii) maintain life insurance for the benefit of Executive’s beneficiaries in a face amount equal to $10,000,000; provided, however, that such coverage shall only be required if available to the Employer at reasonable rates; and provided, further, that Executive cooperates as reasonably requested by the Employer in the Employer’s efforts to obtain such insurance. If such insurance is not available at reasonable rates, then the Employer shall provide such coverage on a self-insured basis, at a cost to the Employer not to exceed the amount Executive would receive upon a termination by the Employer without Cause (as defined in Section 6(a)(iii) below) within eighteen (18) months after a Change-in-Control under Section 7(a)(v).

(i)    Post-Change-in-Control Compensation. If a Change-in-Control occurs during the Employment Period, then, unless the parties hereto agree otherwise, for the period from the Change-in-Control through the end of the Employment Period, in lieu of the compensation set forth in Sections 3(a)-(d) above for such period, the Employer shall pay Executive an amount (the “Change-in-Control Period Compensation”) during such period in cash at a per annum rate at least equal to the sum of the following: (i) Executive’s Base Salary in effect immediately prior to the Change-in-Control (which shall be considered Executive’s Base Salary for all periods following the Change-in-Control for purposes of Section 7 below); (ii) the Formulaic Annual Cash Bonus earned by Executive for the fiscal year prior to the Change-in-Control (including any portion of the Formulaic Annual Cash Bonus that Executive elected to receive in equity) (which shall be considered Executive’s Formulaic Annual Cash Bonus for all periods following the Change-in-Control for purposes of Section 7 below); (iii) the Time-Based Target Amount, and (iv) the Performance-Based Target Amount. The Change-in-Control Period Compensation shall be payable bi-weekly in accordance with the Employer’s normal business practices. In addition, if a Change-in-Control occurs during the Employment Period, then, unless the parties hereto agree otherwise, the Employer shall pay Executive an amount, concurrently with the effectiveness of a Change-in-Control, in cash equal to (i) the sum of (A) the average of the Formulaic Annual Cash Bonuses (including any portion of the Formulaic Annual Cash Bonuses that Executive elected to receive in equity) in respect of the two most recently completed fiscal years prior to the date of the Change-in-Control plus (B) the Time-Based Target Amount multiplied by (ii) a fraction the numerator of which is the number of days in the fiscal year having elapsed prior to the effective date of the Change-in-Control and the denominator of which is 365 (the “Prorated CiC Bonus”).

4.    Indemnification and Liability Insurance. The Employer agrees to indemnify Executive to the fullest extent permitted by applicable law, as the same exists and may hereafter be amended, from and against any and all losses, damages, claims, liabilities and expenses asserted against, or incurred or suffered by, Executive (including the costs and expenses of legal counsel retained by the Employer to defend Executive and judgments, fines and amounts paid in settlement actually and reasonably incurred by or imposed on such indemnified party) with respect to any action, suit or proceeding, whether civil, criminal administrative or investigative (“Proceeding”) in which Executive is made a party or threatened to be made a party, either with regard to his entering into this Agreement with the Employer or in his capacity as an officer or director, or former officer or director, of the Employer, any affiliate thereof or any other entity for which he may serve in such capacity pursuant to this Agreement or at the request of the Employer or any of its affiliates. To the fullest extent permitted by law, costs and expenses incurred by Executive in defense of any Proceeding (including attorneys’ fees) shall be paid by the Employer in advance of the final disposition of such litigation upon receipt by the Employer of a written request for payment. The Employer also agrees to secure and maintain officers and directors liability insurance providing coverage for Executive. The provisions of this Section 4 shall in no way limit, and shall be in addition to, Executive’s right to indemnification and advancement of expenses provided under the Employer’s and its subsidiaries’ organizational documents and any indemnification or other agreements entered into with Executive, and shall remain in effect after this Agreement is terminated irrespective of the reasons for termination.

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5.    Employer’s Policies. Executive agrees to observe and comply with the reasonable rules and regulations of the Employer as adopted by the Board from time to time regarding the performance of his duties and communicated to Executive, and to carry out and perform orders, directions and policies communicated to him from time to time by the Board, so long as same are otherwise consistent with this Agreement.

6.    Termination. Executive’s employment hereunder may be terminated under the following circumstances:

(a)  Termination by the Employer.

(i)       Death. Executive’s employment hereunder shall terminate upon his death.

(ii)      Disability. If, as a result of Executive’s incapacity due to physical or mental illness or disability, Executive shall have been incapable of performing his duties hereunder even with a reasonable accommodation on a full-time basis for the entire period of four consecutive months or any one hundred and twenty (120) days in a one hundred and eighty (180) day period, and within thirty (30) days after written Notice of Termination (as defined in Section 6(d)) is given he shall not have returned to the performance of his duties hereunder on a substantially full-time basis, the Employer may terminate Executive’s employment hereunder.

(iii)     Cause. The Employer may terminate Executive’s employment hereunder for Cause by a majority vote of all members of the Board, excluding the vote of Executive (subject to the requirements of advance notice and opportunity to cure described below). For purposes of this Agreement, “Cause” shall mean Executive’s: (A) being convicted of, or pleading guilty or nolo contendere to, a felony (other than a traffic violation); (B) material breach of any of his obligations under Sections 8(a) through 8(e) of this Agreement; (C) willful misconduct that results in material harm to the Employer or its reputation; (D) material fraud with regard to the Employer or any of its affiliates; (E) willful, material violation of any reasonable written rule, regulation or policy of the Employer applicable to senior executives and previously provided to Executive that results in material harm to the Employer or its reputation; or (F) willful and substantial failure to make reasonable attempts in good faith to substantially perform his material duties pursuant to this Agreement (other than by reason of illness or disability) (it being understood that, for this purpose, the manner and level of Executive’s performance shall not be determined based on the financial performance (including without limitation the performance of the stock) of the Employer). For clarity, no act or failure to act, on the part of Executive shall be considered “willful,” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Employer, and, in addition, conduct shall not be considered “willful” with respect to any action taken or not taken based on the advice of the Employer’s inside or outside legal counsel.

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Anything herein to the contrary notwithstanding, the Employer will give Executive written notice as soon as practicable, but in no event later than ninety (90) calendar days, after the occurrence of an event constituting Cause is known by a majority of all members of the Board (other than solely Executive or other executives or former executives of the Employer then serving on the Board), prior to terminating this Agreement for Cause. Such notice shall set forth the nature of any alleged conduct constituting Cause in reasonable detail. Following Executive’s receipt of such written notice, he shall be entitled to appear with counsel upon written request, made within five (5) business days of receiving such notice, before a meeting of the full Board, which may be telephonic, within a reasonable time after such request to present information regarding his views on the Cause event. Except for a failure, conduct or breach which by its nature cannot be cured, Executive shall have forty-five (45) calendar days from the receipt of such notice within which to cure and within which period the Employer cannot terminate this Agreement for the stated reason, and, if so cured, after which period the Employer cannot terminate Executive’s employment under this Agreement for the stated reason. For purposes of this Agreement, no such purported termination of Executive’s employment for Cause shall be effective without such notice.

(iv)    Without Cause. Executive’s employment hereunder may be terminated by the Employer at any time without Cause (as defined in Section 6(a)(iii) above), by a vote of a majority of all of the members of the Board (not taking into account Executive as a member of the Board), upon written notice to Executive, subject only to the severance and other payment provisions specifically set forth in Section 7. Notwithstanding anything herein to the contrary, a notice of non-renewal provided by the Employer pursuant to Section 1 hereof shall be deemed a termination of Executive by the Employer without Cause for purposes of Section 7 hereof and, in such event, the Termination Date shall be the date on which the Current Term or then current Renewal Term ends as a result of such non-renewal notice.

(b)  Termination by Executive.

(i)            Disability. Executive may terminate his employment hereunder for Disability within the meaning of Section 6(a)(ii) above.

(ii)           With Good Reason. Executive’s employment hereunder may be terminated by Executive with Good Reason. For purposes of this Agreement, “Good Reason” shall mean one or more of the following events:

(A)      a material adverse change or diminution in duties, responsibilities, status or positions with the Employer from the level of Executive’s duties, responsibilities, status or positions as Chairman and CEO of a publicly traded company (which, (I) so long as Executive is the Chairman and CEO of the Employer, shall include the appointment of another person as co-CEO or co-Chairman of the Employer and (II) in the event of a Change-in-Control and for 18 months thereafter, shall include the failure of Executive to serve as chairman of the board of directors of the surviving entity (which shall include the Employer if the Employer is the surviving entity and any of the applicable subsidiaries so selected in accordance with Section 2(a)) and the ultimate parent of the surviving entity, or the equivalent position if such ultimate parent is not a corporation), except in connection with the termination of Executive’s employment for Cause, disability, retirement or death;

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(B)       any failure of Executive to hold the titles of Chief Executive Officer and Chairman and be a member of the Board (or in the event of a Change-in-Control, the board of the Employer and the Employer’s ultimate parent) other than by reason of Executive’s termination of employment or resignation from such positions, which failure (to the extent it results from the failure of Executive to be elected to the Board after having been nominated by the Board or Executive’s tendered resignation as a director in accordance with the Employer’s Director Resignation Policy following his failure to receive the required number of votes for re-election in accordance with the Employer’s bylaws) has not been cured within ten (10) business days thereafter;

(C)       a failure by the Employer to pay compensation when due in accordance with the provisions of Section 3, which failure has not been cured within twenty (20) business days after the notice of the failure (specifying the same) has been given by Executive to the Employer;

(D)       a breach by the Employer of any provision of this Agreement and, unless such breach occurs following a Change-in-Control, such breach has not been cured within thirty (30) days after notice of noncompliance (specifying the nature of the noncompliance) has been given by Executive to the Employer;

(E)        the Employer’s requiring Executive to be based in an office not meeting the requirements of the last sentence of Section 2(c);

(F)        a reduction by the Employer in Executive’s Base Salary to less than the minimum Base Salary set forth in Section 3(a);

(G)        the failure by the Employer to continue in effect an equity award program or other substantially similar program under which Executive is eligible to receive awards;

(H)        a material reduction in Executive’s benefits under any benefit plan (other than an equity award program) compared to those currently received (other than in connection with and proportionate to the reduction of the benefits received by all senior executives or undertaken in order to maintain such plan in compliance with any federal, state or local law or regulation governing benefits plans, including, but not limited to, the Employee Retirement Income Security Act of 1974, which shall not constitute Good Reason for the purposes of this Agreement); or

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(I)    the failure by the Employer to obtain from any successor to the Employer an agreement to be bound by this Agreement pursuant to Section 15 hereof, which has not been cured within thirty (30) days after the notice of the failure (specifying the same) has been given by Executive to the Employer, but in all events prior to the completion of a Change-in-Control except to the extent the successor is bound by operation of law, it being understood that failure to obtain such agreement to be bound will in no way alter or compromise the effectiveness of this Agreement.

Notwithstanding anything to the contrary in this Agreement, no termination will be deemed to be for Good Reason hereunder unless (i) Executive provides written notice to the Employer identifying the applicable event within 90 days after Executive becomes aware of such event(s), (ii) if a cure period applies, the Employer fails to remedy the event within the applicable cure period following such notice, and (iii) if a cure period applies, Executive terminates his employment as a result of such failure to cure within 60 days after the end of such cure period; if no cure period applies, Executive shall terminate his employment with Good Reason on the date specified in the notice described in (i) above, which shall be no later than 60 days from the date of the notice.

(iii)    Without Good Reason. Executive shall have the right to terminate his employment hereunder without Good Reason, subject to the terms and conditions of this Agreement.

(c)  Definitions. The following terms shall be defined as set forth below.

(i)             A “Change-in-Control” shall be deemed to have occurred if:

(A)       any Person, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”)) of such Person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Employer representing (i) 25% or more of either (1) the combined voting power of the Employer’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) or (2) the then outstanding shares of all classes of stock of the Employer (in either such case other than as a result of the acquisition of securities directly from the Employer) or (ii) 49% or more of either (1) the combined voting power of the Employer’s Voting Securities or (2) the then outstanding shares of all classes of stock of the Employer (in either such case whether or not as a result of the acquisition of securities directly from the Employer); or

(B)       the members of the Board at the beginning of any consecutive 24-calendar-month period commencing on or after the date hereof (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Employer’s stockholders, was approved by a vote of at least a majority of the Incumbent Directors, shall be deemed to be an Incumbent Director; or

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(C)       there is consummated (1) any consolidation, merger, reorganization or similar form of corporate transaction (“Business Transaction”) of the Employer or any subsidiary that would result in the Voting Securities of the Employer outstanding immediately prior to such Business Transaction representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than a majority of the total voting power of the voting securities of the surviving entity outstanding immediately after such Business Transaction or ceasing to have the power to elect at least a majority of the board of directors or other governing body of such surviving entity or (2) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) (x) of all or substantially all of the assets of the Employer, if the shareholders of the Employer and unitholders of the Partnership taken as a whole and considered as one class immediately before such transaction own, immediately after consummation of such transaction, equity securities and partnership units possessing less than a majority of the surviving or acquiring corporation and partnership (or other acquiring entity(ies)) taken as a whole, (y) of 50% or more of the outstanding Class A Units of the Partnership (or other securities of the Partnership that represent the general partner’s interest in the Partnership) to any Person (other than the Employer or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”)) of such Person, or (z) which results in neither the Employer nor any of its subsidiaries acting as the sole general partner of the Partnership under the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §17-101, et seq; or

(D)       the stockholders of the Employer shall approve any plan or proposal for the liquidation or dissolution of the Employer.

Notwithstanding the foregoing, a “Change-in-Control” shall not be deemed to have occurred for purposes of the foregoing clause (A)(i) (but for the avoidance of doubt, without limiting Executive’s rights in connection with clause (A)(ii)), solely as the result of an acquisition of securities by the Employer which, by reducing the number of shares of stock or other Voting Securities outstanding, increases (x) the proportionate number of shares of stock of the Employer beneficially owned by any Person to 25% or more of the shares of stock then outstanding or (y) the proportionate voting power represented by the Voting Securities beneficially owned by any Person to 25% or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any Person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional stock of the Employer or other Voting Securities (other than pursuant to a share split, stock dividend, or similar transaction), then a “Change-in-Control” shall be deemed to have occurred for purposes of the foregoing clause (A)(i).

(ii)      “Person” shall have the meaning used in Sections 13(d) and 14(d) of the Exchange Act; provided however, that the term “Person” shall not include (A) Executive or (B) the Employer, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan of the Employer or any of its subsidiaries. In addition, no Change-in-Control shall be deemed to have occurred under clause (i)(A) above by virtue of a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming a beneficial owner as described in such clause, if any individual or entity described in clause (A) or (B) of the foregoing sentence is a member of such group.

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(d)  Notice of Termination. Any termination of Executive’s employment by the Employer or by Executive (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, as applicable, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. Executive’s employment shall terminate as of the effective date set forth in the Notice of Termination or, in the event such Notice of Termination is a notice of non-renewal provided by the Employer pursuant to Section 1 hereof, the date on which the Current Term or then current Renewal Term ends as a result of such non-renewal notice (in either case, the “Termination Date”). Upon any Termination Date, at the request of the Board, Executive agrees to resign from the Board and any positions then held by Executive with the Employer and any of its subsidiaries.

7.    Compensation Upon Termination; Change-in-Control.

(a)  Termination By Employer Without Cause or By Executive With Good Reason. If, during the Employment Period (i) Executive is terminated by the Employer without Cause pursuant to Section 6(a)(iv) above (including, for avoidance of doubt, a termination resulting from a notice of non-renewal provided by the Employer pursuant to Section 1 hereof), or (ii) Executive shall terminate his employment hereunder with Good Reason pursuant to Section (6)(b)(ii) above, then the Employment Period shall terminate as of the Termination Date, Executive shall be entitled to receive his earned and accrued but unpaid Base Salary on the Termination Date, and Executive shall also be entitled to the following payments and benefits in lieu of any further compensation for periods subsequent to the Termination Date, subject, in the case of the following items, to (1) Executive’s execution of a mutual release agreement with the Employer in the form attached as Exhibit C hereto (the “Release Agreement”), which the Employer shall execute within five (5) business days after such execution by Executive, and (2) the effectiveness and irrevocability of the Release Agreement with respect to Executive within thirty (30) days after the Termination Date (with the 30th day after the Termination Date being referred to herein as the “Payment Date”):

(i)       On the Payment Date, Executive shall receive a prorated cash payment equal to (A) the sum of (I) the average of the Formulaic Annual Cash Bonuses (including any portion of the Formulaic Annual Cash Bonuses that Executive elected to receive in equity) earned by Executive in respect of the two most recently completed fiscal years plus (II) the Time-Based Target Amount multiplied by (B) a fraction, the numerator of which is the number of days in the fiscal year in which Executive’s employment terminates through the Termination Date (and the number of days in the prior fiscal year, in the event that Executive’s annual cash bonus for such year had not been determined as of the Termination Date) and the denominator of which is 365; provided that, if a Prorated CiC Bonus was paid or payable with respect to the fiscal year in which Executive’s employment terminates, then such amount shall be reduced by the Prorated CiC Bonus to avoid duplication of payment (such cash payment, as reduced if applicable, the “Prorated Bonus”).

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(ii)    Executive shall receive as severance pay, in a single payment on the Payment Date, an amount in cash equal to two (2) times the sum of (A) Executive’s Base Salary in effect, (B) the full amount of the Formulaic Annual Cash Bonus that would be payable to Executive, assuming all performance criteria (at the maximum level) on which such Formulaic Annual Cash Bonus is based were deemed to be satisfied, in respect of services for the calendar year in which the Termination Date occurs (the “Annual Bonus”), and (C) the Time-Based Target Amount (the sum of (A), (B) and (C) being referred to as the “Annual Compensation Amount”); provided that, if Executive is terminated as a result of the Employer providing a notice of non-renewal pursuant to Section 1 hereof, Executive shall instead receive as severance pay, in a single payment on the Payment Date, an amount in cash equal to the Annual Compensation Amount.

(iii)    the Employer shall pay the monthly employer contribution costs of continued life insurance coverage (as provided in Section 3(h) hereof) and continued group health, dental and vision plan insurance coverage for Executive and his dependents under the plans and programs in which Executive participated immediately prior to the Termination Date, or plans and programs maintained by the Employer in replacement thereof in which the senior executives of the Employer are eligible to participate, for a period of twenty-four (24) months following the Termination Date. If the payment of any COBRA or health insurance premiums by the Employer on behalf of Executive as described herein would otherwise violate any applicable nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), the Employer shall in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the sum of the monthly (or then remaining) COBRA premiums that Executive would be required to pay to maintain Executive’s group health insurance coverage in effect on the Termination Date for the remaining portion of the twenty-four (24) month period described above.

(iv)    Any unvested shares of restricted stock, restricted stock units, LTIP Units or other equity-based awards (i.e., shares, units or other awards then still subject to restrictions under the applicable award agreement) granted to Executive by the Employer or the Partnership, other than any Annual Performance-Based Awards, shall not be forfeited on the Termination Date and shall become vested (i.e., free from such restrictions), and any unexercisable or unvested stock options or Class O LTIP Units granted to Executive by the Employer or the Partnership shall not be forfeited on the Termination Date and shall become vested and exercisable, on the Payment Date. Any unexercised stock options or Class O LTIP Units granted to Executive by the Employer or the Partnership shall remain exercisable until the second January 1 to follow the Termination Date or, if earlier, the expiration of the initial applicable term stated at the time of the grant. Any Annual Performance-Based Awards shall be governed by their terms as in effect from time to time.

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(v)      In the event such termination occurs in connection with or within eighteen (18) months after a Change-in-Control, then, in addition to the payments and benefits set forth above (or, as specifically cited below, in lieu of such payments and benefits): (A) in lieu of the severance payment set forth in Section 7(a)(ii), Executive shall receive as severance pay, in a single payment on the Payment Date, an amount in cash equal to three (3) times the Annual Compensation Amount (provided that, for purposes of calculating the Annual Compensation Amount, Annual Bonus shall be equal to the average of the Formulaic Annual Cash Bonuses (including any portion of the Formulaic Annual Cash Bonuses that Executive elected to receive in equity) earned by Executive in respect of the two most recently completed fiscal years); (B) the insurance coverage or payments provided for in Section 7(a)(iii) above shall be extended from twenty-four (24) months to thirty-six (36) months; (C) neither Executive nor the Employer shall be required to execute the Release Agreement; and (D) if such Change-in-Control also constitutes a “change in the ownership” of the Employer, a “change in the effective control” of the Employer or a “change in ownership of a substantial portion of the assets” of the Employer, each within the meaning of Section 409A of the Code, and the regulations promulgated thereunder, then the Payment Date shall occur on the Termination Date.

Other than as may be provided under Section 4, Section 8, Section 19 or Section 20 or as expressly provided in this Section 7(a) or Section 7(e), the Employer shall have no further obligations hereunder following such termination.

(b)  Termination By the Employer For Cause or By Executive Without Good Reason. If, during the Employment Period, (i) Executive is terminated by the Employer for Cause pursuant to Section 6(a)(iii) above, or (ii) Executive voluntarily terminates his employment hereunder without Good Reason pursuant to Section 6(b)(iii) above, then the Employment Period shall terminate as of the Termination Date and Executive shall be entitled to receive his earned and accrued but unpaid Base Salary on the Termination Date, but, for avoidance of doubt, shall not be entitled to any annual cash bonus for the year in which the termination occurs, severance payment, continuation of benefits or acceleration of vesting or extension of exercise period of any equity awards, except as otherwise provided in the documentation applicable to such equity awards. Other than as may be provided under Section 4, Section 8, Section 19 or Section 20 or as expressly provided in this Section 7(b) or Section 7(e), the Employer shall have no further obligations hereunder following such termination.

(c)  Termination by Reason of Death. If Executive’s employment terminates due to his death during the Employment Period, Executive’s estate (or a beneficiary designated by Executive in writing prior to his death) shall be entitled to the following payments and benefits:

(i)       On the Termination Date, Executive’s estate (or a beneficiary designated by Executive in writing prior to his death) shall receive an amount equal to any earned and accrued but unpaid Base Salary and the Prorated Bonus.

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(ii)      Any unvested shares of restricted stock, restricted stock units, LTIP Units or other equity-based awards (i.e., shares, units or other awards then still subject to restrictions under the applicable award agreement) granted to Executive by the Employer or the Partnership, other than any Annual Performance-Based Awards, shall not be forfeited and shall become vested (i.e., free from such restrictions), and any unexercisable or unvested stock options or Class O LTIP Units granted to Executive by the Employer or the Partnership shall not be forfeited and shall become vested and exercisable on the date of Executive’s termination due to his death for the benefit of Executive’s estate (or a beneficiary designated by Executive in writing prior to his death). Any vested unexercised stock options or Class O LTIP Units granted to Executive by the Employer or the Partnership shall remain vested and exercisable until the earlier of (A) the date on which the term of such stock options otherwise would have expired, or (B) the second January 1 after the date of Executive’s termination due to his death. Any Annual Performance-Based Awards shall be governed by their terms as in effect from time to time.

Notwithstanding the foregoing, Executive shall only be entitled to receive the Prorated Bonus set forth in Section 7(c)(i) above, the vesting credit and other benefits set forth in Section 7(c)(ii) above and any accelerated vesting or other benefits under any Annual Performance-Based Awards (collectively, the “Death Benefits”) to the extent that the aggregate Value of the Death Benefits, on the date of Executive’s death, exceeds the amount payable to Executive’s beneficiaries under the life insurance (or self-insurance) provided pursuant to the second and third sentences of Section 3(h) (the amount of such excess Value being referred to as the “Excess Value”). For purposes of the foregoing, “Value,” on a particular date, shall mean (A) for options or Class O LTIP Units which become vested, the product of the number of options or Class O LTIP Units multiplied by the excess, if any, of the Fair Market Value (as defined below) of the common stock of the Employer as of such date over the exercise price of the option or participation threshold of the Class O LTIP Unit, (B) for restricted stock, restricted stock units, LTIP Units or other equity awards that deliver the full value of the underlying securities which become vested, the Fair Market Value of such securities as of such date, and (C) for all other equity awards that become vested, the Fair Market Value of such awards as of such date as determined by the Compensation Committee. In the event Excess Value exists upon a termination of Executive’s employment pursuant to this Section 7(c), then the each of the Death Benefits shall be prorated based on a percentage equal to (A) the Excess Value divided by (B) the aggregate Value of the Death Benefits. For purposes of the foregoing, “Fair Market Value” of a security on a particular date means (i) if the securities are then listed on a national securities exchange, the closing sales price of such security on the principal national securities exchange on which such securities are listed on such date (or, if such date is not a trading day, on the last trading day preceding such date ), (ii) if the securities are not then listed on a national securities exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for such securities in such over-the-counter market for such date (or, if there were no sales on such date in such market, on the last preceding date on which there was a sale of such securities in such market, as determined by the Compensation Committee), or (iii) if the securities are not then listed on a national securities exchange or traded on an over-the-counter market, such value as the Compensation Committee in its discretion may in good faith determine; provided that, where the securities are so listed or traded, the Compensation Committee may make such discretionary determinations where the securities have not been traded for 10 trading days.

Other than as may be provided under Section 4, Section 8, Section 19 or Section 20 or as expressly provided in this Section 7(c) or Section 7(e), the Employer shall have no further obligations hereunder following such termination.

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(d)    Termination by Reason of Disability. In the event that Executive’s employment terminates during the Employment Period due to his disability as defined in Section 6(a)(ii) above, Executive shall be entitled to receive his earned and accrued but unpaid Base Salary on the Termination Date and Executive shall be entitled to the following payments and benefits in lieu of any further compensation for periods subsequent to the Termination Date, subject to (1) Executive’s execution of the Release Agreement, which Release Agreement the Employer shall execute within five (5) business days after such execution by Executive, and (2) the effectiveness and irrevocability of the Release Agreement with respect to Executive within thirty (30) days after the Termination Date:

(i)   On the Payment Date, Executive shall receive an amount equal to any earned and accrued but unpaid Base Salary and the Prorated Bonus.

(ii)   Executive shall receive as severance pay, in a single payment on the Payment Date, an amount in cash equal to the Annual Compensation Amount.

(iii)  The Employer shall provide the insurance coverage or make the payments described in Section 7(a)(iii) above for a period of thirty-six (36) months after the Termination Date.

(iv)  Any unvested shares of restricted stock, restricted stock units, LTIP Units or other equity-based awards (i.e., shares, units or other awards then still subject to restrictions under the applicable award agreement) granted to Executive by the Employer or the Partnership, other than any Annual Performance-Based Awards, shall become vested on the Termination Date. Furthermore, any vested unexercised stock options or Class O LTIP Units granted to Executive by the Employer or the Partnership shall remain vested and exercisable until the earlier of (A) the date on which the term of such stock options or Class O LTIP Units otherwise would have expired, or (B) the second January 1 after the Termination Date. Any Annual Performance-Based Awards shall be governed by their terms as in effect from time to time.

Other than as may be provided under Section 4, Section 8, Section 19 or Section 20 or as expressly provided in this Section 7(d) or Section 7(e), the Employer shall have no further obligations hereunder following such termination.

(e)    Notwithstanding any of the foregoing provisions to the contrary and without regard to any release requirement, Executive (or his estate, as applicable) shall be entitled to (i) receive payment for any already accrued but unused vacation days and any unreimbursed expenses already incurred on behalf of the Employer (to the extent consistent with the Employer’s expense reimbursement policies absent a termination), (ii) retain any already vested stock options or any other already vested equity-based compensation or deferred compensation (subject, in each case, to the terms of the underlying option or equity award agreement and plan (including, without limitation, any provision of an option providing for its expiration upon or within a certain number of days following termination) or deferred compensation agreement), (iii) retain all rights Executive has to obtain advancement of expenses, contribution or indemnification from the Employer and its affiliates pursuant to this Agreement, any other contract, the Employer’s and its affiliates’ charter and by-laws or similar organizational documents or otherwise, and (iv) retain any vested benefits and rights in any employee benefit plans (including 401(k) plans) in which he participated during his employment, in the case of each of (i)-(iv) above, as of the Termination Date. Nothing in this Section 7 shall be construed to limit any rights Executive may have to elect to continue his health coverage pursuant to 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”).

(f)    Executive will not be required to seek other employment or attempt to reduce any payments due to Executive under this Section 7, and any compensation (in whatever form) earned by Executive from any subsequent employment will not be offset or reduce the Employer’s obligations under this Section 7 following Executive’s termination. The Employer’s obligation to pay Executive any payments under this Section 7 will not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Employer or any of its affiliates.

8.    Confidentiality; Prohibited Activities. Executive and the Employer recognize that due to the nature of his employment and relationship with the Employer, Executive has access to and develops confidential business information, proprietary information, and trade secrets relating to the business and operations of the Employer. Executive acknowledges that (i) such information is valuable to the business of the Employer, (ii) subject to limited exceptions described herein, disclosure of such information to any person or entity other than the Employer would cause irreparable damage to the Employer, (iii) the principal businesses of the Employer is the Business (as defined below) and (iv) the Employer is one of the limited number of persons who have developed a business such as the Business. For purposes of this Agreement, the “Business” means the acquisition, development, management, leasing or financing of (A) any office real estate property, including without limitation the origination of first-mortgage and mezzanine debt or preferred equity financing for real estate projects throughout the New York City metropolitan area or, as of any particular date, any other metropolitan area in which the Employer was significantly engaged in any such activities within the prior twelve (12) months (measured as at least five percent (5%) of the Employer’s revenues on a trailing 12-month basis), and (B) any multi-family residential or retail real estate property located inside the borough of Manhattan with a value of at least $25,000,000. Executive further acknowledges that his duties for the Employer include the duty to develop and maintain client, customer, employee, and other business relationships on behalf of the Employer; and that access to and development of those close business relationships for the Employer render his services special, unique and extraordinary. In recognition that the goodwill and business relationships described herein are valuable to the Employer, and that loss of or damage to those relationships would destroy or diminish the value of the Employer, and in consideration of the compensation (including severance) arrangements hereunder, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by Executive, Executive agrees as follows:

(a)    Confidentiality. During the term of this Agreement (including any extensions), and at all times thereafter, Executive shall maintain the confidentiality of all confidential or proprietary information of the Employer (“Confidential Information”), and, except (i) in furtherance of the Business, (ii) in the performance of his duties, (iii) as directed or authorized by the Employer, (iv) as specifically required by law or by court order, (v) to enforce or defend Executive’s rights under this Agreement or as a part of or in any arbitration or litigation that involves Executive, on the one hand, and/or any of the Employer or any of its affiliates, on the other hand, or otherwise, or (vi) for disclosure to Executive’s advisors on a confidential basis, he shall not directly or indirectly disclose any such Confidential Information to any third party. For purposes of this Agreement, “Confidential Information” includes, without limitation: client or customer lists, identities, contacts, business and financial information (excluding those of Executive prior to employment with Employer); investment strategies; pricing information or policies, fees or commission arrangements of the Employer; marketing plans, projections, presentations or strategies of the Employer; financial and budget information of the Employer; new personnel acquisition plans; and all other proprietary business related information which has not been publicly disclosed by the Employer. This restriction shall apply regardless of whether such Confidential Information is in written, graphic, recorded, photographic, data or any machine-readable form or is orally conveyed to, or memorized by, Executive. Notwithstanding anything herein to the contrary, Confidential Information shall not be deemed to include information that (w) is or becomes generally available to the public other than as a result of a prohibited disclosure by Executive or at Executive’s direction or by any other person who directly or indirectly receives such information from Executive, (x) is or becomes available to Executive on a non-confidential basis from a source which is entitled to disclose it to Executive, (y) is previously known by Executive prior to his receipt of such information from the Employer, or (z) is information that is required to be disclosed in order to comply with any applicable law or court order. For the avoidance of doubt, Section 8(a) shall not interfere with Executive’s rights to retain copies of any documents or data relating to Executive’s compensation and benefits (including, without limitation, copies of this Agreement, and side letters and any documents relating to any of Executive’s equity-based award rights or other compensation and benefits) and/or discuss the same with Executive’s immediate family or advisors on a confidential basis. In addition, nothing in this Agreement shall be interpreted or applied to prohibit Executive from disclosing matters that are protected under any applicable whistleblower laws, including reporting possible violations of laws or regulations, or responding to inquiries from, or testifying before, any governmental agency or self-regulating authority, all without notice to or consent from the Employer. Additionally, Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

(b)    Prohibited Activities. Because Executive’s services to the Employer are essential and because Executive has access to the Employer’s Confidential Information, Executive covenants and agrees that, so long as the Employer has not materially breached its obligations to Executive under this Agreement (or, in the event such breach has occurred, the Employer has cured such breach within sixty (60) days of Executive providing the Employer with written notice of such breach, or such breach only occurred following a material breach by Executive of his obligations under this Agreement):

(i)    during the Employment Period, any period thereafter during which Executive remains employed by the Employer and for the Non-Compete Period (as defined below), Executive will not, anywhere in the United States, without the prior written consent of the Board which shall include the unanimous consent of the Directors other than any other officer of the Employer, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), engage, participate or assist, as an owner, partner, employee, consultant, director, officer, trustee or agent, in any element of the Business, subject, however, to Section 8(c) below; and

(ii)   during the Employment Period, any period thereafter during which Executive remains employed by the Employer and (x) in the case of clause (A) below, the 18-month period following the termination of Executive by either party for any reason (including upon or after the scheduled expiration of the term of this Agreement (including any extensions)) other than a termination in connection with or within eighteen (18) months after a Change-in-Control that constitutes a termination either by the Employer without Cause or by Executive with Good Reason, or (y) the one-year period following such termination in the case of clause (B) below, Executive will not, without the prior written consent of the Board which shall include the unanimous consent of the Directors who are not officers of the Employer, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), (A) solicit, encourage, or engage in any activity to induce any employee of the Employer (other than Executive’s personal assistant) to terminate employment with the Employer, or to become employed by, or to enter into a business relationship with, any other person or entity, except to the extent that any such solicitation, encouragement or engagement is directly in furtherance of the performance of Executive’s duties to the Employer as set forth in this Agreement or (B) solicit, encourage, or engage in any activity to induce any prospective party to a transaction with the Employer (including, without limitation, potential purchases, sales or leases of real estate assets) that is under agreement, negotiation or active consideration by the Employer to not enter into or complete such transaction with the Employer (or to only do so on terms less favorable to the Employer than otherwise would have been obtained); provided that, following the termination of Executive, this clause (B) shall only apply to transactions that were under agreement, negotiation or active consideration by the Employer during the six-month period prior to such termination. For purposes of this subsection, the term “employee” means any individual who is an employee of or exclusive consultant to the Employer (or any affiliate) during the six-month period prior to Executive’s last day of employment.

Section 8(b)(ii) shall not be construed to restrict or limit (i) general employee-related advertising not targeted at employees of the Employer, (ii) Executive’s ability to provide employment references regarding particular individuals upon request, (iii) Executive’s responding to a request from any former employee of the Employer or any of its affiliates for advice on employment matters or (iv) actions taken by any third party with which Executive is associated if Executive is not personally involved in any manner in the matter and has not identified such employee or prospective party for solicitation, hiring or inducement.

For purposes of this Agreement, the “Non-Compete Period” means (x) the 6-month period following the termination of Executive in connection with or within eighteen (18) months after a Change-in-Control or upon or after the expiration of the Employment Period without any early termination under Section 6 and (y) in all other circumstances, the 12-month period following the termination of Executive by either party for any other reason.

(c)    Other Investments/Activities. Notwithstanding anything contained herein to the contrary, Executive is not prohibited by this Section 8 from (i) engaging in any activities permitted under Section 2(b); (ii) being employed by or providing services to an entity if a subsidiary, division, unit or other affiliate of such entity engages in the Business, so long as Executive does not have oversight of, is not involved in and does not participate in any way in the operations, activities or business of such subsidiary, division, unit or other affiliate (including, without limitation, oversight, participation, communications or other involvement in any manner in strategic planning or decision-making relating to such operations, activities or business); or (iii) making investments (A) expressly disclosed to the Employer in writing before the date hereof; (B) solely for investment purposes and without participating in the business in which the investments are made, in any entity that engages, directly or indirectly, in the acquisition, development, construction, operation, management, financing or leasing of office real estate properties, regardless of where they are located, if (x) Executive’s aggregate investment in each such entity constitutes less than five percent (5%) of the equity ownership of such entity, (y) the investment in the entity is in securities traded on any national securities exchange or limited partnership (or similar equity interests) in a private fund, and (z) Executive is not a controlling person of, or a member of a group which controls, such entity; or (C) if the investment is made in (1) assets other than Competing Properties (including, without limitation, multi-family residential or retail real estate properties located outside of New York City) or (2) any entity other than one that is engaged, directly or indirectly, in the acquisition, development, construction, operation, management, financing or leasing of Competing Properties. For purposes of this Agreement, a “Competing Property” means: (i) an office real estate property located outside of New York City, unless the property (A) is not an appropriate investment opportunity for the Employer (as determined by the Board in good faith), (B) is not directly competitive with the Business of the Employer and (C) has a fair market value at the time Executive’s investment is made of less than $25 million, (ii) an office real estate property located in New York City or (iii) a multi-family residential or retail real estate property located in Manhattan having a fair market at the time Executive’s investment is made of more than $25 million.

(d)    Employer Property. Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Employer are the sole property of the Employer (“Employer Property”). During his employment, and at all times thereafter, Executive shall not remove, or cause to be removed, from the premises of the Employer, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Employer, except as required by law or legal process or in furtherance of his duties under this Agreement. When Executive terminates his employment with the Employer, upon request by the Employer, Executive shall promptly deliver to the Employer all originals and copies of Employer Property in his possession or control and shall not retain any tangible (whether written or electronic, but excluding unaccessed electronic backup copies) originals or copies in any form, except that Executive may retain copies (in any form) of his Rolodex, address book and similar contact information. For the avoidance of doubt, Section 8(d) shall not interfere with Executive’s rights to retain copies of any documents or data (in any form) relating to Executive’s compensation and benefits (including, without limitation, copies of this Agreement, and side letters and any documents relating to any of Executive’s equity-based award rights or other compensation and benefits) and/or discuss the same with Executive’s advisors or immediate family (in each case, on a confidential basis).

(e)    No Disparagement. For one (1) year following termination of Executive’s employment for any reason, Executive shall not intentionally disclose or cause to be disclosed any negative, adverse or derogatory comments or information about (i) the Employer and its parent, affiliates or subsidiaries, if any; (ii) any product or service provided by the Employer and its parent, affiliates or subsidiaries, if any; or (iii) the Employer’s and its parent’s, affiliates’ or subsidiaries’ prospects for the future. For one (1) year following termination of Executive’s employment for any reason, the Employer shall not disclose or cause to be disclosed any negative, adverse or derogatory comments or information (whether of a professional or personal nature) about Executive. Nothing in this Section shall prohibit either the Employer or Executive from (v) testifying truthfully in any legal or administrative proceeding or otherwise truthfully responding to any other request for information or testimony that Executive is legally required to respond to, (w) making any truthful statement to the extent necessary to rebut any untrue public statements made by another party, (x) making any legally required disclosures, and/or discussing any of the above with the Employer’s legal advisors or Executive’s legal advisors on a confidential basis, or (y) making any statement as part of or in any arbitration or court proceeding that involves Executive, on the one hand, and/or any of the Employer or any of its affiliates, on the other hand.

(f)     Remedies. Executive declares that the foregoing limitations in Sections 8(a) through 8(e) above are reasonable and necessary for the adequate protection of the business and the goodwill of the Employer. If any restriction contained in this Section 8 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope, or other provisions hereof to make the restriction consistent with applicable law, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby. In the event that Executive breaches any of the promises contained in this Section 8, Executive acknowledges that the Employer’s remedy at law for damages will be inadequate and that the Employer may be entitled to specific performance, a temporary restraining order or preliminary injunction to prevent Executive’s prospective or continuing breach and to maintain the status quo. The existence of this right to injunctive relief, or other equitable relief, or the Employer’s exercise of any of these rights, shall not limit any other rights or remedies the Employer may have in law or in equity, including, without limitation, the right to arbitration contained in Section 9 hereof and the right to compensatory and monetary damages. Executive and the Employer hereby agree to waive his and its right to a jury trial with respect to any action commenced to enforce the terms of this Agreement. Executive shall have remedies comparable to those of the Employer as set forth above in this Section 8(f) if the Employer breaches Section 8(e).

(g)    Transition. Regardless of the reason for his departure from the Employer, Executive agrees that at the Employer’s sole costs and expense, for a period of not more than thirty (30) days after termination of Executive, he shall take all steps reasonably requested by the Employer to effect a successful transition of client and customer relationships to the person or persons designated by the Employer, subject to Executive’s obligations to his new employer.

(h)   Cooperation with Respect to Litigation. During the Employment Period and at all times thereafter, Executive agrees to give prompt written notice to the Employer of any formally asserted written claim relating to the Employer and to cooperate, in good faith, with the Employer in connection with any and all pending, potential or future claims, investigations or actions which directly or indirectly relate to any action, event or activity about which Executive has or is reasonably believed by the Employer to have direct material knowledge in connection with or as a result of his employment by the Employer hereunder, provided that Executive is not waiving any legal rights he may have. Such cooperation will include all assistance that the Employer, its counsel or its representatives may reasonably request, including reviewing documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness; provided, however, that the Employer will reimburse Executive for all reasonable expenses, including travel, lodging and meals, and reasonable legal fees and expenses (except to the extent that legal representation is provided by the Employer at the Employer’s expense) incurred by him in fulfilling his obligations under this Section 8(h) and, except as may be required by law or by court order, should Executive then be employed by an entity other than the Employer, such cooperation will not materially interfere with Executive’s then current employment or his efforts to obtain new employment. In addition, for all time that Executive reasonably expends at the request of the Employer in cooperating with the Employer pursuant to this Section 8(h) when Executive is no longer employed by the Employer, the Employer shall compensate Executive at a per diem rate equal to the sum of (A) Base Salary in Executive’s last fiscal year of employment during the Employment Period plus (B) Executive’s actual annual cash bonus for the last full fiscal year of employment during the Employment Period for which such a bonus was determined, divided by 220; provided that Executive’s right to such compensation shall not apply to time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials.

(i)     Survival. The provisions of this Section 8 and any other provisions relating to the enforcement thereof shall survive termination of Executive’s employment.

9.    Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 8, to the extent necessary for the Employer (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 8(f)) that is not resolved by Executive and the Employer (or its affiliates, where applicable) shall be submitted to binding arbitration by the American Arbitration Association in New York, New York in accordance with New York law and the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”), and a neutral arbitrator will selected in a manner consistent with such Rules. Such arbitration shall be confidential and private and conducted in accordance with the Rules. Any such arbitration proceeding shall take place in New York City before a single arbitrator (rather than a panel of arbitrators). Each party shall bear its respective costs (including attorney’s fees, and there shall be no award of attorney’s fees. Judgment upon the final award(s) rendered by such arbitrator, after giving effect to the AAA internal appeals process, may be entered in any court having jurisdiction thereof. The determination of the arbitrator shall be conclusive and binding on the Employer (or its affiliates, where applicable) and Executive.

10.   Conflicting Agreements. Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.

11.   Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand and or sent by email (with electronic return receipt) or sent, postage prepaid, by registered or certified mail or overnight courier service and shall be deemed given when so delivered by hand, if emailed, the same day as it is sent if during normal business hours (or if not, then the next business day), or if mailed, three (3) days after mailing (one (1) business day in the case of express mail or overnight courier service), as follows:

(a)   if to Executive:

Marc Holliday, at the last home address on the books and records of the Employer

With a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Attention: Kenneth Lefkowitz
Email: kenneth.lefkowitz@hugheshubbard.com

(b)   if to the Employer:

SL Green Realty Corp.
One Vanderbilt Avenue
New York, New York 10017
Attn: General Counsel
Email: andrew.levine@slgreen.com

With a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: Ettore A. Santucci

Email: esantucci@goodwinlaw.com

or such other address as either party may from time to time specify by written notice to the other party hereto.

12.   Amendments. No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by the parties hereto. No waiver of rights under this Agreement shall be effective against any party hereto unless in writing and signed by such party.

13.   Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion hereof) or the application of such provision to any other persons or circumstances.

14.   Withholding. The Employer shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

15.   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Employer may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, assigns, heirs, distributees, devisees and legatees.

16.   Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

17.   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

18.  Choice of Venue. Subject to the provisions of Section 9, Executive and the Employer each agree to submit to the jurisdiction of the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County, for the purpose of any action to enforce any of the terms of this Agreement.

19.   Parachutes.

(a)    Notwithstanding any other provision of this Agreement, if all or any portion of the payments and benefits provided under this Agreement (including without limitation any accelerated vesting and any other payment or benefit received in connection with a Change-in-Control or the termination of Executive’s employment), or any other payments and benefits which Executive receives or is entitled to receive under any plan, program, arrangement or other agreement, whether from the Employer or an affiliate of the Employer, or any combination of the foregoing, would constitute an excess “parachute payment” within the meaning of Section 280G of the Code (whether or not under an existing plan, arrangement or other agreement) (each such parachute payment, a “Parachute Payment”), and would result in the imposition on Executive of an excise tax under Section 4999 of the Code or any successor thereto, then the following provisions shall apply:

(i)    If the Parachute Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes payable by Executive on the amount of the Parachute Payments which is in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.

(ii)    If the Threshold Amount is less than (x) the Parachute Payments, but greater than (y) the Parachute Payments reduced by the sum of (1) the Excise Tax and (2) the total of the federal, state, and local income and employment taxes on the amount of the Parachute Payments which is in excess of the Threshold Amount, then the Parachute Payments shall be reduced (but not below zero) to the extent necessary so that the Parachute Payment shall not exceed the Threshold Amount. In such event, the Parachute Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Parachute Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Parachute Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b)    For the purposes of this Section 19, “Threshold Amount” shall mean three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise tax.

(c)    The determination as to which of the alternative provisions of Section 19(a) shall apply to Executive shall be made by a certified public accounting firm of national reputation reasonably selected by the Employer and approved of by Executive, with such approval not to be unreasonably withheld (the “Accountant”), which shall provide detailed supporting calculations both to the Employer and the Executive within fifteen (15) business days of the date of termination, if applicable, or at such earlier time as is reasonably requested by the Employer or Executive. Executive and the Employer shall provide the Accountant with all information which the Accountant reasonably deems necessary in computing the Threshold Amount. For purposes of determining which of the alternative provisions of Section 19(a) shall apply Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. For purposes of determining whether and the extent to which the Parachute Payments will be subject to the Excise Tax, (i) no portion of the Parachute Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Parachute Payments shall be taken into account which, in the written opinion of the Accountant, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Parachute Payments shall be taken into account which, in the opinion of the Accountant, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Parachute Payments shall be determined by the Accountant in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. Any determination by the Accountant shall be binding upon the Employer and Executive.

20.  Section 409A.

(a)    Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, the Employer determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one day after Executive’s separation from service, or (B) Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any payments delayed pursuant to this Section 20(a) shall bear interest during the period of such delay at the simple rate of 5% per annum.

(b)   The parties intend that this Agreement will be administered in accordance with Section 409A of the Code and that the compensation arrangements under this Agreement be in full compliance with Section 409A of the Code. This Agreement shall be construed in a manner to give effect to such intention. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)    To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)    Each payment under this Agreement or otherwise (including any installment payments) shall be treated as a separate payment for purposes of Section 409A of the Code.

(e)    All in-kind benefits provided and expenses eligible for reimbursement under this Agreement must be provided by the Employer or incurred by Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(f)    The Employer makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

21.  Entire Agreement. This Agreement (including, without limit, any attached exhibits hereto and any equity and award agreements referred to herein or therein) contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and, as of the Effective Date, supersedes all prior agreements and understandings relating to such subject matter, including, without limitation, the Prior Agreement; provided, however, that no provision in this Agreement shall be construed to adversely affect any of Executive’s rights to compensation or benefits (including equity compensation) payable in accordance with the terms of the Prior Agreement (and applicable equity award agreements) or any of Executive’s rights to indemnification with respect to Executive’s service under the Prior Agreement. The parties hereto shall not be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

22.  Section Headings. Section headings used in this Agreement are included for convenience of reference only and will not affect the meaning of any provision of this Agreement.

23.  Board Approval. The Employer represents that the Board (or the Compensation Committee thereof) has approved this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first written above.

SL GREEN REALTY CORP.

	By:	/s/ Andrew S. Levine
Name: Andrew S. Levine
		Title:	Chief Legal Officer, General Counsel and Executive Vice President

/s/ Marc Holliday
Marc Holliday

[Signature Page to Amended and Restated Employment and Noncompetition Agreement]

EXHIBIT A

Annual Time-Based Equity Awards

Any LTIP Units granted pursuant to Section 3(c) of this Agreement will be granted pursuant to definitive documentation consistent with the Employer’s general practices for documentation for such awards, subject to the following:

The award agreements will provide that Executive may not sell, assign, transfer, or otherwise encumber or dispose of the LTIP Units until the earlier of (i) the date that is three years after the grant date of such LTIP Units, (ii) the termination of Executive’s employment or (iii) a Change-in-Control.

The award agreements will provide for cash distributions to be paid (and not to be forfeitable or repayable) on all LTIP Units granted whether vested or not on a current basis.

The award agreements will provide for full acceleration of vesting of the LTIP Units in the event of any of (i) Executive’s termination for Good Reason (including in connection with, or within 18 months of, a Change in Control) or if Executive is terminated without Cause (including as a result of the Employer’s election to not renew the Current Term or any Renewal Term, as applicable), (ii) Executive’s termination of employment due to death or disability, or (iii) Executive’s resignation following the expiration of the Employment Period, in any case, regardless of whether such termination occurs during the Employment Period or thereafter. Other terminations prior to time-based vesting or acceleration will result in forfeiture of all unvested amounts.

A-1

EXHIBIT B

Annual Performance-Based Equity Awards

Any LTIP Units granted pursuant to Section 3(d) of this Agreement will be granted pursuant to definitive documentation consistent with the Employer’s general practices for documentation for such awards, subject to the following:

1.	Performance-Based Vesting: Earning of each LTIP Unit grant will be structured in the manner set forth below, with (i) one-half of each grant eligible to be earned based on operating performance over a one-year period (with a modifier based on absolute TSR performance over a three-year period) (with linear interpolation for earning between levels), and (ii) one-half of each grant eligible to be earned based on relative TSR performance over a three-year period (with linear interpolation for earning between levels):

Operating Performance over 1 Year (50% of Award)*
	Threshold	Target	Maximum
LTIP Units Earned (% of Target)	50%	100%	200%

Relative TSR over 3 Years (50% of Award)
	Threshold	Target	Maximum
LTIP Units Earned (% of Target)	50%	100%	225%

* Amount earned to be modified up or down by up to 12.5% of the amount otherwise earned based on absolute TSR over 3 years

The specific hurdles for operating performance will be determined by the Compensation Committee at the time of each grant; however the categories will likely include, but not be limited to, the following: Manhattan Same Store occupancy targets, Manhattan office leasing volume, measurements related to liquidity thresholds and consolidated debt levels, and FAD targets (calculated on a normalized basis for purposes of year-over-year comparison). Unless accelerated, operating performance for each grant will be measured for the fiscal year in which the grant was made.

The specific hurdles for the absolute TSR modifier will be as set forth below for the LTIP Units to be granted in 2022 (with linear interpolation between levels). Unless accelerated, TSR (per annum) will be calculated on a simple, non-compounded basis based on TSR over the three-year period beginning January 1st in the year in which the LTIP Units are granted. For LTIP Units granted in 2023 and thereafter, the TSR (per annum) will be subject to review and adjustment for each subsequent grant at the discretion of the Compensation Committee, but the structure will otherwise remain the same.

Absolute TSR Modifier
	Threshold	Target	Maximum
Percent Modifier	87.5%	100.0%	112.5%
TSR (per annum)	3.50%	5.50%	7.50%

The specific hurdles for the relative TSR component will be as set forth below for the LTIP Units to be granted in 2022 (with linear interpolation between levels), with relative TSR to be calculated based on the Employer’s TSR relative to that of the other companies included in one or more published indices or groups of peer companies selected by the Compensation Committee at its discretion, calculated on a consistent basis across all companies in each such index or peer group. Unless accelerated, relative TSR will be calculated over the three-year period beginning January 1st in the year in which the LTIP Units are granted. The hurdles for the relative TSR component will be subject to review and adjustment for each subsequent grant at the discretion of the Compensation Committee, but the structure will otherwise remain the same.

Relative TSR Component
	Threshold	Target	Maximum
Percentage Earned	50%	100%	225%
Relative TSR	33rd percentile	50th percentile	67th percentile

2.	Time-Based Vesting: The LTIP Units will be subject to time-based vesting conditions. Subject to the provisions below, the LTIP Units will vest on December 31st of the third year following the grant (subject to performance-based vesting), if and as employment continues through such dates.

3.	Continued Participation; Deemed Performance: Each award agreement will provide that the LTIP Units issued pursuant to such award agreement will remain outstanding (subject to earning based on achievement of performance-based vesting hurdles) or, in the event that performance-based vesting had already occurred, will vest in the event that, prior to the conclusion of the applicable performance period for such award, either (i) Executive terminates his employment for Good Reason or is terminated without Cause (including as a result of the Employer’s election to not renew the Current Term or any Renewal Term, as applicable), (ii) Executive’s employment is terminated due to death or disability, or (iii) Executive’s resignation following the expiration of the Employment Period, in any case, regardless of whether such termination occurs during the Employment Period or thereafter. Other terminations prior to time-based vesting or acceleration will result in forfeiture of the full award. In addition, each award agreement will provide that if Executive terminates his employment for Good Reason or is terminated without Cause (including as a result of the Employer’s election to not renew the Current Term or any Renewal Term, as applicable), operating performance (to the extent the one-year performance period had not elapsed) will be deemed to have been achieved at maximum, subject to the absolute TSR modifier, which will continue to apply in accordance with its terms.

4.	Change-in-Control: Each equity award agreement will provide that if a Change-in-Control occurs prior to (a) the vesting of the LTIP Units and (b) the termination of Executive’s employment, then performance-based vesting will be measured in accordance with the vesting criteria set forth in the applicable award agreement from the beginning of the applicable performance period through the date of the Change-in-Control (as opposed to the period otherwise provided in such award agreement), but vesting of the LTIP Units will remain subject to Executive’s continued employment through the vesting date, subject to the acceleration of all earned LTIP Units in the circumstances set forth above. For purposes of measuring performance in the event of a Change-in-Control prior to the end of an applicable performance period, (i) operating performance (to the extent the one-year performance period had not elapsed) will be deemed to have been achieved at target and (ii) absolute and relative TSR performance (to the extent the three-year performance period had not elapsed) will be measured based on actual, annualized performance through the date of the Change-in-Control (using the transaction price, or closest approximation, to the extent applicable) measured against the performance hurdles set forth in the applicable award agreement on a prorated basis. These provisions will continue to apply regardless of whether a Change-in-Control occurs during or after the term of any employment agreement.

5.	No Sell: Executive may not sell, assign, transfer, or otherwise encumber or dispose of LTIP Units until the earlier of (i) the date that is three years after such LTIP Units were granted, (ii) the termination of Executive’s employment or (iii) a Change-in-Control.

6.	Distributions: The Special LTIP Unit Sharing Percentage will equal 10% and the Distribution Participation Date will be the vesting date. To the extent the aggregate amount of distributions that would have been received on vested LTIP Units from the grant date of each award through the vesting date (if the Distribution Participation Date had been the issuance date) exceeds the amount of the Special LTIP Unit Distribution that Executive becomes entitled to upon such vesting date, Executive will be entitled to receive a cash payment in such amount on such vesting date.

7.	Units Granted: The maximum number of LTIP Units that could be earned will be granted and any LTIP Units that do not vest will be subsequently forfeited.

EXHIBIT C

Form of General Release

GENERAL RELEASE

WHEREAS, Marc Holliday (hereinafter referred to as “Executive”) and SL Green Realty Corp., a Maryland corporation (hereinafter referred to as “Employer”) are parties to an Amended and Restated Employment and Noncompetition Agreement, dated as of December 31, 2021 (the “Employment Agreement”), which provided for Executive’s employment with Employer on the terms and conditions specified therein; and

WHEREAS, pursuant to Section 7 of the Employment Agreement, Executive has agreed to execute a General Release of the type and nature set forth herein as a condition to his entitlement to certain payments and benefits upon his termination of employment with Employer; and

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received or to be received by Executive in accordance with the terms of the Employment Agreement, it is agreed as follows:

1.    Excluding enforcement of the covenants, promises and/or rights reserved herein (including but not limited to those contained in paragraph 3 below), (a) Executive hereby irrevocably and unconditionally waives, releases, settles (gives up), acquits and forever discharges Employer and each of Employer’s owners, stockholders, predecessors, successors, assigns, directors, officers, employees, divisions, subsidiaries, affiliates (and directors, officers and employees of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any claims for salary, salary increases, alleged promotions, expanded job responsibilities, constructive discharge, misrepresentation, bonuses, equity awards of any kind, severance payments, unvested retirement benefits, vacation entitlements, benefits, moving expenses, business expenses, attorneys’ fees, any claims which he may have under any contract or policy (whether such contract or policy is written or oral, express or implied), rights arising out of alleged violations of any covenant of good faith and fair dealing (express or implied), any tort, any legal restrictions on Employer’s right to terminate employees, and any claims which he may have based upon any Federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination In Employment Act of 1967, as amended (“ADEA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the American with Disabilities Act, as amended (“ADA”), the Civil Rights Act of 1991, as amended, the Rehabilitation Act of 1973, as amended, the Older Workers Benefit Protection Act, as amended (“OWBPA”), the Worker Adjustment Retraining and Notification Act, as amended (“WARN”), the Fair Labor Standards Act, as amended (“FLSA”), the Occupational Safety and Health Act of 1970 (“OSHA”), the Family and Medical Leave Act of 1993, as amended (“FMLA”), the New York State Human Rights Law, as amended, the New York Labor Act, as amended, the New York Equal Pay Law, as amended, the New York Civil Rights Law, as amended, the New York Rights of Persons With Disabilities Law, as amended, and the New York Equal Rights Law, as amended, the Sarbanes-Oxley Act of 2002, as amended (“SOX”), and Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), that Executive now has, or has ever had, or ever shall have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of Executive’s execution hereof that directly or indirectly arise out of, relate to, or are connected with, Executive’s services to, or employment by Employer (any of the foregoing being a “Claim” or, collectively, the “Claims”); provided, that the foregoing shall not preclude Executive from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act) or rights concerning the defense of trade secrets pursuant to Section 1833 of title 18 of the United States Code; and (b) Executive will not now, or in the future, accept any recovery (including monetary damages or any form of personal relief) in any forum, nor will he pursue or institute any Claim against any of the Releasees.

2.    Employer hereby irrevocably and unconditionally waives, releases, settles (gives up), acquits and forever discharges Executive and each of his respective heirs, executors, administrators, representatives, agents, successors and assigns (“Executive Parties”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, that Employer now has, or has ever had, or ever shall have, against Executive Parties, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring through the date of Employer execution of this General Release that directly or indirectly arise out of, relate to, or are connected with, Executive’s services to, or employment by Employer; provided, however, that this General Release shall not apply to (x) any of the continuing obligations of Executive under the Employment Agreement, or under any agreements, plans, contracts, documents or programs described or referenced in the Employment Agreement or (y) claims against Executive relating to or arising out of any act of fraud, intentional misappropriation of funds, embezzlement or any other action with regard to Employer or any of its affiliated companies that constitutes a felony under any federal or state statute committed by Executive during the course of Executive’s employment with Employer or its affiliates.

3.    Notwithstanding the foregoing, neither Employer nor Executive has waived and/or relinquished any rights it or he may have to file any Claim that cannot be waived and/or relinquished pursuant to applicable laws, including, in the case of Executive, the right to file a charge or participate in any investigation with the Equal Employment Opportunity Commission or any other governmental or administrative agency that is responsible for enforcing a law on behalf of the government; provided, that Executive does waive the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any claim released pursuant to this Agreement. Moreover, this General Release shall not apply to (a) any of the continuing obligations of Employer or any other Releasee under the Employment Agreement (including, without limitation, Executive’s rights to indemnification, advancement of expenses and directors’ and officers’ insurance coverage), or under any agreements, plans, contracts, documents or programs described or referenced in the Employment Agreement or any other written agreement entered into between Executive and Employer or any of its affiliates, (b) any rights Executive may have to obtain contribution or indemnity against Employer or any other Releasee pursuant to contract, Employer’s or its affiliates’ charter and by-laws or similar organizational documents or otherwise, (c) any rights Executive may have to enforce the terms of this General Release or the Employment Agreement (including, without limitation, enforcing Employer’s obligation to provide severance payments and benefits and accelerated vesting of equity awards), (d) any claims with respect to the items described in Sections 4 and 7(e) of the Employment Agreement, and (e) any rights of Executive in connection with his interest as a stockholder, limited partner, optionholder or other equity holder of Employer or any of its affiliates whether under agreements between Executive and Employer or any of its affiliates or otherwise, including, without limitation, agreements relating to Executive’s investment in One Vanderbilt PI LLC.

4.    Executive understands that he has been given a period of twenty-one (21) days to review and consider this General Release before signing it pursuant to the ADEA. Executive further understands that he may use as much of this 21–day period as Executive wishes prior to signing.

5.    Executive acknowledges and represents that he understands that he may revoke the General Release set forth in paragraph 1, including, the waiver of his rights under the Age Discrimination in Employment Act of 1967, as amended, effectuated in this General Release, within seven (7) days of signing this General Release. Revocation can be made by delivering a written notice of revocation to the General Counsel, Executive Vice President and Corporate Secretary, SL Green Realty Corp., One Vanderbilt Avenue, New York, New York 10017. For this revocation to be effective, written notice must be received by the General Counsel, Executive Vice President and Corporate Secretary no later than the close of business on the seventh day after Executive signs this General Release. If Executive revokes the General Release set forth in paragraph 1, Employer shall have no obligations to Executive under Sections 7(a)(i), (ii), (iii), (iv) or (v), or Section 7(d) of the Employment Agreement, except to the extent specifically provided for therein.

6.    Executive and Employer respectively represent and acknowledge that in executing this General Release neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees with regard to the subject matter, basis or effect of this General Release or otherwise.

7.    This General Release shall not in any way be construed as an admission (i) by any of the Releasees that any Releasee has acted wrongfully or that Executive has any rights whatsoever against any of the Releasees except as specifically set forth herein and (ii) by any of the Executive Parties that any Executive Party has acted wrongfully or that Employer has any rights whatsoever against any of the Executive Parties except as specifically set forth herein, and each of the Releasees and Executive Parties specifically disclaims any liability to any party for any wrongful acts.

8.    It is the desire and intent of the parties hereto that the provisions of this General Release be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law shall prevail, but the provisions affected thereby shall be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this General Release shall remain in full force and effect and be fully valid and enforceable.

9     Executive represents and agrees that Executive (a) has, to the extent he desires, discussed all aspects of this General Release with his attorney, (b) has carefully read and fully understands all of the provisions of this General Release, and (c) is voluntarily executing this General Release.

10.  This General Release shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof or to those of any other jurisdiction which, in either case, could cause the application of the laws of any jurisdiction other than the State of New York. This General Release is binding on the successors and assigns of the parties hereto; fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof; and may not be changed except by explicit written agreement to that effect subscribed by the parties hereto.

This General Release is executed by Executive and Employer as of the _______ day of __________ , 20___.

Marc Holliday

SL GREEN REALTY CORP.

By:
Title:

C-4